UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2011

EXERCISE FOR LIFE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	333-153589 Commission File Number	22-3464709 (I.R.S. Employer Identification No.)

2001 Beacon Street, Suite 201 Boston, Massachusetts		02135
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (617)264-7200

19720 Jetton Road, Suite 300, Cornelius, N.C. 28031
(704) 778-1700
(Registrant’s former name, address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “we,” “our”, “us” and the “Company” refer to Exercise For Life Systems, Inc., a company incorporated under the laws of the State of North Carolina.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of the Company on June 6, 2011 voted to terminate the service of Jeremy Ostrowski as Chairman of the Board, President and Chief Executive Officer of the Company. Also, Mr. Ostrowski was removed as an Officer and Director of the Company’s wholly owned Canadian subsidiary, Mediamatic Ventures (“Sub”). Simultaneously, the Board appointed David Solomont as Interim Chairman, President and Chief Executive Officer of the Company and of the Sub. In connection with Mr. Solomont’s appointment, the Company has relocated its principal executive office to 2001 Beacon Street, Suite 201, Boston, MA 02135. The new telephone number for the Company is 617-264-7200 and the fax number is 617-264-7300.

Speaking of the necessity to remove Mr. Ostrowski, Mr. Solomont, as Interim Chairman stated, "The Board and management of the Company have expended great effort over the past months in trying to work out the serious cash flow deficiencies arising from the combined effects of the reverse merger and activities of prior management. Unfortunately, we finally reached a point where, due to the unwillingness of Mr. Ostrowski to cooperate with the Board of Directors in integrating the operations of the Sub into the Company, we were forced to remove him from all positions with the Company. As Mr. Ostrowski remains a significant shareholder of the Company we are hopeful that we can work out an agreement to obtain his cooperation moving forward to fully integrate the operations of the Sub into the Company. We have delayed the filing of the Form 8-K in the hopes that we could also report the successful negotiation of such an agreement but as of the date of this filing we have been unable to reach an agreement with Mr Ostrowski. Accordingly the Board has authorized me to take such steps as may be necessary to protect the interests of the shareholders and the stakeholders of the Company as a result of the lack of cooperation from Mr. Ostrowski, his attorneys and advisers.”

David Solomont has over 30 years experience in the information technology and software industries. He is a founding General Partner of UTR Ventures, L.P. and an active investor in early stage technology companies. Solomont is the founder of Common Angels, Boston, Massachusetts, and advises technology companies on business development, funding, mergers & acquisitions and team building.

Mr. Solomont holds a bachelor's degree in engineering from Tufts University and a master's degree in management from MIT's Sloan School. He is a founding Trustee and past Chairman of the Massachusetts Technology Leadership Council (formerly the Massachusetts Software Council). Mr. Solomont previously served as an Overseer and member of the Information Technology Committee at the Museum of Science, Boston and as Technology Advisor to the Internet Working Group at the Museum of Fine Arts, Boston.

Mr. Solomont is currently employed on an “at will” basis. The Board is planning to negotiate an employment agreement with Mr. Solomont pending the completion of the Board’s review of current operations and its assessment of the Company’s current business strategy and financial stability.

EXERCISE FOR LIFE SYSTEMS, INC.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXERCISE FOR LIFE SYSTEMS, INC

By: /s/ David Solomont
David Solomont
Interim President and Chief Executive Officer

Date: June 23, 2011